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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                               Overstock.com, Inc.
                         ------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    690370101
                         ------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2005
                         ------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [X]   Rule 13d-1(b)
            Rule 13d-1(c)
            Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

Cusip No. 690370101                    13G                   Page 2 of 20 Pages
--------------------------------------------------------------------------------
1 Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

         V. PREM WATSA
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         CANADIAN
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER


                              --------------------------------------------------
                              6      SHARED VOTING POWER
      NUMBER OF SHARES
        BENEFICIALLY                 1,377,470
  OWNED BY EACH REPORTING    ---------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER


                             ---------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     1,377,470
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,377,470
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    7.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

Cusip No. 690370101                    13G                   Page 3 of 20 Pages
--------------------------------------------------------------------------------
1 Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

         1109519 ONTARIO LIMITED
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         ONTARIO, CANADA
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER


                              --------------------------------------------------
                              6      SHARED VOTING POWER
      NUMBER OF SHARES
        BENEFICIALLY                 1,377,470
  OWNED BY EACH REPORTING    ---------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER


                             ---------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     1,377,470
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,377,470
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    7.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

Cusip No. 690370101                    13G                   Page 4 of 20 Pages
--------------------------------------------------------------------------------
1 Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

         THE SIXTY TWO INVESTMENT COMPANY LIMITED
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         BRITISH COLUMBIA, CANADA
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER


                              --------------------------------------------------
                              6      SHARED VOTING POWER
      NUMBER OF SHARES
        BENEFICIALLY                 1,377,470
  OWNED BY EACH REPORTING    ---------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER


                             ---------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     1,377,470
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,377,470
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    7.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

Cusip No. 690370101                    13G                   Page 5 of 20 Pages
--------------------------------------------------------------------------------
1 Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

         810679 ONTARIO LIMITED
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         ONTARIO, CANADA
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER


                              --------------------------------------------------
                              6      SHARED VOTING POWER
      NUMBER OF SHARES
        BENEFICIALLY                 1,377,470
  OWNED BY EACH REPORTING    ---------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER


                             ---------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     1,377,470
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,377,470
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    7.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

Cusip No. 690370101                    13G                   Page 6 of 20 Pages
--------------------------------------------------------------------------------
1 Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

         FAIRFAX FINANCIAL HOLDINGS LIMITED
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         CANADA
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER


                              --------------------------------------------------
                              6      SHARED VOTING POWER
      NUMBER OF SHARES
        BENEFICIALLY                 1,377,470
  OWNED BY EACH REPORTING    ---------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER


                             ---------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     1,377,470
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,377,470
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    7.0%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

Cusip No. 690370101                    13G                   Page 7 of 20 Pages
--------------------------------------------------------------------------------
1 Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

         ODYSSEY RE HOLDINGS CORP.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER


                              --------------------------------------------------
                              6      SHARED VOTING POWER
      NUMBER OF SHARES
        BENEFICIALLY                 1,338,116
  OWNED BY EACH REPORTING    ---------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER


                             ---------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     1,338,116
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,338,116
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    6.8%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

Cusip No. 690370101                    13G                   Page 8 of 20 Pages
--------------------------------------------------------------------------------
1 Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

         ODYSSEY AMERICA REINSURANCE CORPORATION
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         CONNECTICUT
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER


                              --------------------------------------------------
                              6      SHARED VOTING POWER
      NUMBER OF SHARES
        BENEFICIALLY                 1,338,116
  OWNED BY EACH REPORTING    ---------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER


                             ---------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     1,338,116
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,338,116
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    6.8%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

ITEM 1.  (a)      NAME OF ISSUER:

Overstock.com, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

6322 South 3000 East, Suite 100, Salt Lake City, Utah,  84121

ITEM 2.  (a)      NAME OF PERSON FILING:

                  This statement is being jointly filed by the following persons (collectively, the "Reporting Persons"):

                  1.       V. Prem Watsa, an individual;

                  2. 1109519 Ontario Limited ("1109519"), a corporation incorporated under the laws of Ontario;

                  3. The Sixty Two Investment Company Limited ("Sixty Two"), a corporation incorporated under the laws of British Columbia;

                  4. 810679 Ontario Limited ("810679"), a corporation incorporated under the laws of Ontario;

                  5. Fairfax Financial Holdings Limited ("Fairfax"), a corporation incorporated under the laws of Canada;

                  6. Odyssey Re Holdings Corp. ("OdysseyRe"), a corporation incorporated under the laws of Delaware; and

                  7. Odyssey America Reinsurance Corporation ("Odyssey America"), a corporation incorporated under the laws of Connecticut.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  The addresses of the Reporting Persons are as follows:

                  1. Mr. Watsa's business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

                  2. The principal business address and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

                  3. The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L3;

                  4. The principal business address and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

                  5. The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

                  6. The principal business address and principal office address of OdysseyRe is 300 First Stamford Place, Stamford, Connecticut 06902; and

                  7. The principal business address and principal office address of Odyssey America is 300 First Stamford Place, Stamford, Connecticut 06902.

ITEM 2(c)         CITIZENSHIP:

V. Prem Watsa is a citizen of Canada.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(e)         CUSIP NUMBER:

690370101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(A)               [ ]      Broker or Dealer registered under Section 15 of the
                           Act (15 U.S.C. 78o);

(B)               [ ]      Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c);

(C)               [ ]      Insurance Company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c);

(D)               [ ]      An Investment Company registered under section 8 of
                           the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(E)               [ ]      An investment adviser in accordance with Section
                           240.13d-1(b)(1)(ii)(E);

(F)               [ ]      An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(1)(ii)(F);

(G)               [ ]      A parent holding company or control person, in
                           accordance with Section 240.13d-1(b)(1)(ii)(G);

(H)               [ ]      A savings associations as defined in Section 3(b)
                           of the Federal Deposit Insurance Act (12 U.S.C.
                           1813);

(I)               [ ]      A church plan that is excluded from the definition
                           of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(J)               [X]      Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J).

Mr. Watsa, 1109519, Sixty Two and 810679 are filing this Schedule 13G under Rule 13d-1(b) pursuant to a no-action letter dated June 8, 1994 from the Commission to Fairfax.

ITEM 4.           OWNERSHIP.

Based on the most recent information available, the aggregate number and percentage of the shares of common stock (the "Shares") of Overstock.com, Inc. ("Overstock") that are beneficially owned by each of the Reporting Persons is set forth in boxes 9 and 11 of the second part of the cover page to this
Schedule 13G, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

Shares reported as beneficially owned include Shares issuable upon conversion of certain convertible debt securities of Overstock.

Neither the filing of this Schedule 13G nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, OdysseyRe or Odyssey America that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Mr. Watsa, directly, and indirectly through 1109519, Sixty Two and 810679, owns the controlling equity voting interest in Fairfax. Fairfax indirectly owns a majority of the outstanding shares of common stock of OdysseyRe. Odyssey America is a wholly-owned subsidiary of OdysseyRe. North River Insurance Company is a wholly-owned subsidiary of Fairfax. See Exhibit Number 1.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See attached Exhibit No. 2.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10.          CERTIFICATION.

Not applicable

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006               V. Prem Watsa

                                        /s/ V. Prem Watsa
                                        ----------------------------------------

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006               1109519 Ontario Limited

                                        By: /s/ V. Prem Watsa
                                            ------------------------------------
                                            Name:  V. Prem Watsa
                                            Title: President

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006               The Sixty Two Investment Company Limited

                                        By: /s/ V. Prem Watsa
                                            ------------------------------------
                                            Name:  V. Prem Watsa
                                            Title: President

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006                810679 Ontario Limited

                                         By: /s/ V. Prem Watsa
                                             -----------------------------------
                                             Name:  V. Prem Watsa
                                             Title: President

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006                Fairfax Financial Holdings Limited

                                         By: /s/ Paul Rivett
                                             -----------------------------------
                                             Name:  Paul Rivett
                                             Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006                Odyssey Re Holdings Corp.

                                         By: /s/ Robert Giammarco
                                             -----------------------------------
                                             Name:  Robert Giammarco
                                             Title: Executive Vice President and
                                                    Chief Financial Officer

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006                Odyssey America Reinsurance Corporation

                                         By: /s/ Robert Giammarco
                                             -----------------------------------
                                             Name:  Robert Giammarco
                                             Title: Executive Vice President

                                  EXHIBIT INDEX

EXHIBIT NO.       DESCRIPTION
-----------       -----------

1                 Identification and classification of relevant subsidiaries.

2                 Members of filing group.

3                 Joint Filing Agreement dated as of February 13, 2006 among V.
                  Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, Odyssey Re Holdings Corp. and Odyssey America Reinsurance Corporation.